EXHIBIT 21.1
SUBSIDIARIES OF NEOGENOMICS, INC.

Clarient Diagnostic Services, Inc., a Delaware corporation
Clarient, Inc., a Delaware corporation
Cynogen, Inc., a Delaware corporation
Genesis Acquisition Holdings Corp., a Delaware corporation
Genoptix, Inc., a Delaware corporation
Inivata Limited, a UK limited company
Inivata, Inc., a Delaware corporation
Minuet Diagnostics, Inc., a Delaware corporation
NeoGenomics Bioinformatics, Inc., a Florida corporation
NeoGenomics Europe, SA, a Swiss société anonyme
NeoGenomics Foundation, Inc., a Florida corporation
NeoGenomics Laboratories, Inc., a Florida corporation
NeoGenomics Singapore, Pte. Ltd., a Singapore private limited company
Suzhou NeoGenomics Pharmaceutical Research Co., Limited, a Suzhou, China corporation
Trapelo Health, LLC, a Delaware limited liability company